AMERICAN FUNDS INSURANCE SERIES

Redesignation of an Existing Series

of Shares of Beneficial Interest Without Par Value

The undersigned, being a majority of the Trustees of American Funds Insurance Series, a Massachusetts business trust (the “Trust”), acting pursuant to ARTICLE VI, Sections 6.1 and 6.10 of the Trust’s Declaration of Trust dated September 9, 1983, as amended and restated, (the “Declaration of Trust”), hereby redesignate the Cash Management Fund series of shares of beneficial interest as the Ultra-Short Bond Fund comprised of classes 1, 2, 3 and 4 shares (without making any other changes with respect to voting dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust).

Pursuant to ARTICLE IX, Section 9.3 (a) of the Declaration of Trust, the aforementioned action approved by the Board of Trustees and duly adopted by the Trust’s shareholders as instructed by owners of the contracts using the Trust as an investment vehicle.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 4th day of December, 2015.

/s/ William H. Baribault

William H. Baribault, as Trustee

/s/ James G. Ellis

James G. Ellis, as Trustee

/s/ Leonard R. Fuller

Leonard R. Fuller, as Trustee

/s/ Mary Davis Holt

Mary Davis Holt, as Trustee

/s/ R. Clark Hooper

R. Clark Hooper, as Trustee

/s/ Merit E. Janow

Merit E. Janow, as Trustee

/s/ Laurel B. Mitchell

Laurel B. Mitchell, as Trustee

/s/ Donald D. O’Neal

Donald D. O’Neal, as Trustee

/s/ Frank M. Sanchez

Frank M. Sanchez, as Trustee

/s/ Margaret Spellings

Margaret Spellings, as Trustee

/s/ Steadman Upham

Steadman Upham, as Trustee